Exhibit 23.4

Consent Of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report, dated March 28, 2007,  related to the financial statements of Xtension Services, Inc. as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006, 2005 and 2004, included in the Proxy Statement of Renaissance Acquisition Corp. that is made part of this Amendment No. 2 to the Registration Statement on Form S-4 and related Prospectus of Renaissance Acquisition Corp. for the registration of its 40,410,000 common shares.

/s/ RubinBrown LLP

RubinBrown LLP

St. Louis, Missouri

December 18, 2008